As filed with the Securities and Exchange Commission on June 30, 2011
Registration No. 333 - ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Apache Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	No. 41-0747868 (I.R.S. Employer Identification Number)

2000 Post Oak Boulevard, Suite 100
Houston, Texas	77056-4400
(Address of principal executive offices)	(Zip Code)
APACHE CORPORATION
2011 OMNIBUS EQUITY COMPENSATION PLAN
(Full title of the Plan)
P. Anthony Lannie
Executive Vice President and General Counsel
Apache Corporation
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
(Name and address of agent for service)
(713) 296-6000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of Registration
Registered (1)	Registered (2)	Share (3)	Price (3)	Fee (3)
Common Stock, par value $0.625 per share, and associated Preferred Stock Purchase Rights (4)	25,500,000 shares	$115.88	$2,954,940,000	$343,069

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional shares of Common Stock which become issuable pursuant to the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for June 27, 2011.

(4)	Preferred Stock Purchase Rights are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

INTRODUCTION
This registration statement on Form S-8 is being filed by the registrant, Apache Corporation (“Apache” or the “Registrant”), for the purpose of registering 25,500,000 shares of common stock, par value $0.625 per share (“Apache Common Stock”), for issuance under the terms of the Apache Corporation 2011 Omnibus Equity Compensation Plan. Such 25,500,000 shares of Apache Common Stock have been reserved and authorized for issuance from Apache’s authorized and unissued capital stock.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Apache shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, Apache shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Apache with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-04300, are incorporated by reference into this Registration Statement:
(1)	Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2010, filed with the Commission on February 28, 2011 and April 7, 2011, respectively.

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 9, 2011.

(3)	Current Reports on Form 8-K and Form 8-K/A, filed with the Commission on January 13, 2011, February 14, 2011, February 25, 2011, March 8, 2011, April 15, 2011, May 9, 2011, and May 11, 2011.

(4)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
The descriptions set forth below of the common stock of Apache, par value $0.625 per share (“Apache Common Stock”), the preferred stock and the Rights (as defined below) constitute brief summaries of certain provisions of Apache’s Restated Certificate of Incorporation, as amended, Apache’s Bylaws and the Rights Agreement, dated January 31, 1996, as amended by Amendment No. 1 thereto, dated January 31, 2006 (as amended, the “Rights Agreement”), between Apache and Wells Fargo Bank, N.A. (“Wells Fargo”) (as successor-in-interest to Norwest Bank Minnesota, N.A.), and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.
Apache Common Stock
Apache has 860,000,000 shares of Apache Common Stock authorized for issuance. All outstanding shares of Apache Common Stock are fully paid and nonassessable, and all holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Board of Directors of Apache is classified into three groups of approximately equal size, one-third elected each year. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. Apache Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.
Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Apache Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.
Apache’s current policy is to reserve one ten-thousandth (1/10,000) of a share of Series A Preferred Stock (as defined below) for each 2.31 shares of Apache Common Stock issued in order to provide for possible exercises of Rights under the Rights Agreement.
The currently outstanding Apache Common Stock and the Rights under the Rights Agreement are listed on the New York Stock Exchange and the Chicago Stock Exchange and quoted on the NASDAQ National Market. Wells Fargo is the transfer agent and registrar for Apache Common Stock.
Apache typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar.
Preferred Stock
Apache has 10,000,000 shares of no par preferred stock authorized for issuance, of which (i) 100,000 shares have been designated Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) and authorized for issuance pursuant to the Rights that trade with Apache Common Stock, and (ii) 1,265,000 shares have been designated 6.00% Mandatory Convertible Preferred Stock, Series D (“Series D Preferred Stock”). A total of 1,265,000 shares of Series D Preferred Stock are currently outstanding, and shares of Series A Preferred Stock have been reserved for issuance in accordance with the Rights Agreement relating to the Rights. Additional shares of preferred stock may be authorized for issuance and issued by the Board of Directors with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof (including conversion into or exchange for Apache Common Stock or other securities of Apache or its subsidiaries), as may be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors providing for the issuance of such preferred stock. Issuances of additional shares of preferred stock are subject in each case to the limitation set forth in the April 15, 2011 resolutions of the executive committee of Apache’s Board of Directors, in accordance with which Apache may not issue more than an aggregate of 7,500,000 of the 10,000,000 authorized shares of preferred stock, without further stockholder approval.
Rights
In December 1995, Apache declared a dividend of one preferred stock purchase right (a “Right”) for each 2.31 shares (adjusted for subsequent stock dividends and a two-for-one stock split) of Apache Common Stock outstanding on January 31, 1996. Each full Right entitles the registered holder to purchase from Apache one ten-thousandth (1/10,000) of a share of Series A Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights are exercisable ten calendar days following a public announcement that certain persons or groups have acquired 20 percent or more of the outstanding shares of Apache Common Stock or ten business days following commencement of an offer for 30 percent or more of the outstanding shares of Apache Common Stock. Unless and until the Rights become exercisable, they will be transferred with and only with the shares of Apache Common Stock.

In addition, if a person or group becomes the beneficial owner of 20 percent or more of the outstanding shares of Apache Common Stock (a “flip in event”), each Right will become exercisable for shares of Apache Common Stock at 50 percent of the then market price of Apache Common Stock. If a 20-percent stockholder of Apache acquires Apache, by merger or otherwise, in a transaction where Apache does not survive or in which Apache Common Stock is changed or exchanged (a “flip over event”), the Rights become exercisable for shares of the common stock of the company acquiring Apache at 50 percent of the then market price of Apache Common Stock. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the outstanding shares of Apache Common Stock, and who engages in certain transactions or realizes the benefits of certain transactions with Apache, will become void. If an offer to acquire all of the outstanding shares of Apache Common Stock is determined to be fair by Apache’s Board of Directors, the transaction will not trigger a flip in event or a flip over event. Apache may also redeem the Rights at a price of $.01 per Right at any time until ten business days after public announcement of a flip in event. The Rights were originally scheduled to expire on January 31, 2006. Effective as of that date, the Rights were reset to one Right per share of Apache Common Stock and the expiration of the Rights was extended to January 31, 2016. Unless the Rights have been previously redeemed, all shares of Apache Common Stock issued by Apache after January 31, 1996, will include Rights, including the Apache Common Stock issuable under the terms of the Apache Corporation 2011 Omnibus Equity Compensation Plan.
Item 4. Description of Securities
Not applicable
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Apache’s Restated Certificate of Incorporation and Bylaws provide that, to the full extent permitted under the Delaware General Corporation Law, Apache’s directors shall not be personally liable for monetary damages. Apache’s Bylaws provide that Apache shall indemnify its officers, directors, employees and agents.
Section 145 of the Delaware General Corporation Law (the “DGCL”), inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring the officers and directors of Apache and its subsidiaries against specified liabilities for actions taken in their capacities as officers and directors, including liabilities under the Securities Act of 1933.
Article VII of Apache’s Bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the DGCL. Additionally, Article Seventeen of Apache’s Restated Certificate of Incorporation eliminates in specified circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:
•	for a breach of the director’s duty of loyalty to Apache or its stockholders;

•	for acts or omissions by the director not in good faith;

•	for acts or omissions by a director involving intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL, which relates to the declaration of dividends and purchase or redemption of shares in violation of the DDGCL; and

•	for transactions from which the director derived an improper personal benefit.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Registrant, dated February 23, 2010, as filed with the Secretary of State of Delaware on February 23, 2010 (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for year ended December 31, 2009, SEC File No. 001-4300).

4.2	Certificate of Designations of the 6.00% Mandatory Convertible Preferred Stock, Series D (incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement on Form 8-A, dated July 29, 2010, SEC File No. 001-4300).

4.3	Bylaws of Registrant, as amended August 6, 2009 (incorporated by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for quarter ended June 30, 2009, SEC File No. 001-4300).

4.4	Form of Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004, Commission File No. 001-4300).

4.5	Rights Agreement, dated January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Registrant’s common shareholders of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache’s Registration Statement on Form 8-A, dated January 24, 1996, Commission File No. 001-4300).

4.6	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Registrant’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, Commission File No. 001-4300).

4.7	Apache Corporation 2011 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K, dated May 5, 2011, filed with the Commission on May 11, 2011, Commission File No. 001-4300).

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page).

*	Filed herewith

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on June 30, 2011.

APACHE CORPORATION
By:	/s/ G. Steven Farris
G. Steven Farris,
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
The undersigned directors and officers of Apache Corporation do hereby constitute and appoint G. Steven Farris, Roger B. Plank, P. Anthony Lannie, and Thomas P. Chambers, and each of them, with full power of substitution, our true and lawful attorneys-in-fact to sign and execute, on behalf of the undersigned, any and all amendments (including post-effective amendments) to this Registration Statement; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. Steven Farris	Director;
G. Steven Farris	Chairman of the Board
and Chief Executive Officer
	(Principal Executive Officer)	June 30, 2011

/s/ Thomas P. Chambers	Executive Vice President and
Thomas P. Chambers	Chief Financial Officer
	(Principal Financial Officer)	June 30, 2011

/s/ Rebecca A. Hoyt	Vice President, Chief Accounting Officer
Rebecca A. Hoyt	and Controller
	(Principal Accounting Officer)	June 30, 2011

Signature	Title	Date

Director
Frederick M. Bohen

/s/ Randolph M. Ferlic	Director
Randolph M. Ferlic		June 30, 2011

/s/ Eugene C. Fiedorek	Director
Eugene C. Fiedorek		June 30, 2011

/s/ A. D. Frazier, Jr.	Director
A. D. Frazier, Jr.		June 30, 2011

/s/ Patricia Albjerg Graham	Director
Patricia Albjerg Graham		June 30, 2011

/s/ Scott D. Josey	Director
Scott D. Josey		June 30, 2011

/s/ Chansoo Joung	Director
Chansoo Joung		June 30, 2011

/s/ John A. Kocur	Director
John A. Kocur		June 30, 2011

/s/ George D. Lawrence	Director
George D. Lawrence		June 30, 2011

/s/ F. H. Merelli	Director
F. H. Merelli		June 30, 2011

/s/ Rodman D. Patton	Director
Rodman D. Patton		June 30, 2011

/s/ Charles J. Pitman	Director
Charles J. Pitman		June 30, 2011

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Registrant, dated February 23, 2010, as filed with the Secretary of State of Delaware on February 23, 2010 (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for year ended December 31, 2009, SEC File No. 001-4300).

4.2	Certificate of Designations of the 6.00% Mandatory Convertible Preferred Stock, Series D (incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement on Form 8-A, dated July 29, 2010, SEC File No. 001-4300).

4.3	Bylaws of Registrant, as amended August 6, 2009 (incorporated by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for quarter ended June 30, 2009, SEC File No. 001-4300).

4.4	Form of Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004, Commission File No. 001-4300).

4.5	Rights Agreement, dated January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Registrant’s common shareholders of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache’s Registration Statement on Form 8-A, dated January 24, 1996, Commission File No. 001-4300).

4.6	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Registrant’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, Commission File No. 001-4300).

4.7	Apache Corporation 2011 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K, dated May 5, 2011, filed with the Commission on May 11, 2011, Commission File No. 001-4300).

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page).

*	Filed herewith